                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                   EXHIBIT 10.56


                           CONTENT LICENSE AGREEMENT

This Agreement, dated as of December 31, 1998, between InteliHealth, Inc. ("InteliHealth") and WebMD, Inc. ("Customer"). As of August 17, 1998, Endeavor Technologies, Inc. changed its corporate name to WebMD, Inc. This Agreement replaces in its entirety that certain Co-Branded Site and Linking Agreement, dated as of July 1, 1998, between Endeavor Technologies, Inc. and InteliHealth.

This Agreement describes the terms and conditions under which Customer will receive InteliHealth content for publication on its Web site.

1.   DESCRIPTION OF CONTENT; ACCESS.

(a) InteliHealth grants to Customer for the Term of this Agreement the non-exclusive right and license to utilize the content described on Exhibit A hereto to (the "Content") in accordance with this Agreement and upon the General Terms and Conditions set forth in Exhibit D hereto. During the Term of this Agreement, InteliHealth further agrees to make available to Customer the Content in accordance with the performance criteria set forth on Exhibit B hereto and in a format reasonably acceptable to Customer and as otherwise provided herein.

(b) Within 14 days of the Effective Date hereof, InteliHealth will create a template that does not include the InteliHealth "chrome", including but not limited to all advertising, menu bars (currently on the left of the page), InteliHealth banners and site branding and establish URLs by which Customer may access the Content. Following the set-up of these URLs, Customer will be able to access the Content without first having to contact InteliHealth personnel. These URLs will be accessible at all times InteliHealth's Web site (www.intelihealth.com) is accessible. InteliHealth agrees that the custom template will not include any InteliHealth site navigation elements, advertising or sponsorship serving, and any frame set or chrome (unless mutually agreed to). All intracontent navigational links contained within the Content will point only to other content that is subject to (i) the parameters establish by the custom template and (ii) the terms of this Agreement. Notwithstanding the foregoing, any intracontent navigational links within the Content may be removed or inactivated by Customer.

(c) Customer acknowledges that the Content made available to it will change over the course of the Term (as defined below) as InteliHealth changes the content on its own site in the normal course of its business or due to licensing restrictions placed in it from other parties. InteliHealth will make good faith efforts to replace content it removes with comparable content if Customer reasonably deems it to be a priority.

(d) During the Term of this Agreement, Customer will provide to InteliHealth two Customer physician demonstration accounts solely for the purpose of InteliHealth's monitoring of Customer's compliance with the terms of this Agreement with regard to use of the Content. Any other use of such accounts shall be prohibited.

2.   PUBLICATION ON CUSTOMER WEB SITE.

(a) Customer will publish the Content on its Web site located at www.webmd.com (the "Customer Web Site"). In addition, Customer will post links or other notices on all Content pages regarding Customer's standard copyright notice and/or disclaimers. Such links or other notices to be mutually agreed to by the parties.

(b) The parties will mutually agree on the final presentation of the Content (so that InteliHealth can ensure compliance with the requirements of its licensors) provided that such presentation shall consist only of bylines and attribution associated with specific Content and no other branding shall be associated with the Content or the Customer's site generally. In any event, Customer may not include any branding in connection with the Content, other than that of InteliHealth, Johns Hopkins or the licensor of the Content, so as to create the impression that Customer or any other third party is the owner of such content.

(c) Under no circumstances may Customer (i) cache or otherwise store the Content or (ii) resell, distribute, sublicense or otherwise transfer the Content to any third party, except as specifically provided for herein or when mutually agreed to in writing. However, Customer may enter into co-branding or other co-promotional arrangements with third parties under which such third parties' branding will be associated with the Content, provided that (A) the content at all times is only accessible on the Customer Web Site and Customer's servers,
(B) such third parties may not be companies which produce or distribute pornography, tobacco, firearms or alcohol, and (C) such arrangements comply with the terms and conditions of this Agreement. In the event such a third party wishes to display or distribute the Content on its Web site, InteliHealth will provide the license rights and technical and other resources required for such an arrangement on mutually-agreeable terms.

3.   ADVERTISING AND SPONSORSHIPS.

(a) InteliHealth may not sell advertising and sponsorships in connection with the Content distributed on the Customer Web Site. Customer may sell advertising and sponsorships in connection with the Content and will be solely responsible for managing and serving all advertising inventory.

(b) Customer agrees that all advertising and sponsorships (i) will comply with InteliHealth's standard advertising guidelines (Exhibit C) and (ii) that no advertising or sponsorships may be sold to companies which produce or distribute pornography, tobacco, firearms or alcohol.

(c) The parties agree to negotiate in good faith to reach a further agreement on appropriate advertising and sponsorship royalty split, if any. The failure to obtain such an agreement in the future shall not invalidate any part of this Agreement nor the parties' respective rights hereunder.

(d) Solely in connection with the good faith discussions between the parties set forth in Section 3(c) above, Customer agrees to provide InteliHealth usage information at least quarterly regarding pageviews and revenue information associated with the Content. The failure to provide such information shall not constitute a material breach of this Agreement.

4.   FEES AND EXPENSES.

(a) During the Term (as defined below), Customer will pay InteliHealth an annual fee of $*** (the "Annual Fee"), payable in three installments. Provided that the template described in Section 1(b) above is functional within the time frame set forth in the same Section 1(b) and to the reasonable satisfaction of Customer, Customer agrees to pay the first installment of $*** within 21 days of the Effective Date of this Agreement. If the template is not functional, Customer agrees to pay the first installment within 7 days of the date such template is functional. The remaining two installments of $*** each will become due within 30 days of the six month anniversary of the Effective Date hereof and within 30 days of the nine month anniversary of the Effective date respectively.

(b) Except as set forth in this Agreement, each party will be responsible for its own production, editorial and creative work and for any other costs or expenses incurred in connection with this Agreement.

(c) The parties may work together to develop mutually agreeable terms and conditions for the implementation of the InteliHealth Online Store on the Customer Web Site.

5.   TERM AND TERMINATION.

(a) The term of this Agreement (the "Term") will be one (1) year from the date first above written (the "Effective Date"), unless terminated as set forth below.

(b) Either party may terminate this Agreement without cause upon 30 days prior written notice to the other party, provided that such notice is delivered no earlier than 30 days prior and no later than 30 days following the six month anniversary of the Effective Date.

(c) In addition to termination rights set forth in subsection (b) above, either party may terminate this Agreement at any time during the Term hereof upon written notice (i) in the event of a material breach by the other party that has not been cured within 30 days of written notice of such breach, or (ii) in the event all or substantially all of the assets, stock or business of the other party are transferred to a competitive third party.

(d) In the event either party terminates this Agreement as set forth in subsections (b) and (c) above, Customer will be relieved from any further payment obligations under Section 4 above for the remainder of the Term and the demonstration accounts for Customer's Web Site provided to InteliHealth hereunder shall be cancelled.


________________
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

The attached General Terms and Conditions are a party of this Agreement, and the signatures below constitute acceptance of the foregoing terms and the General Terms and Conditions.

INTELIHEALTH, INC.                           WEBMD, INC.

By:    /s/ Joel A. Kahn MD                   By:    /s/ W. Michael Heekin
   -------------------------------              --------------------------------
Name:  Joel A. Kahn MD                       Name:  W. Michael Heekin
     -----------------------------                ------------------------------
Title: Chief Medical Officer                 Title: Executive Vice President
      ----------------------------                 -----------------------------

                                   EXHIBIT A

                            DESCRIPTION OF CONTENT

CONSUMER CONTENT

The Consumer Content may include the following and may be subject to periodic changes, additions, deletions and/or substitutions consistent with the intent of this agreement. This content may reside only on consumer areas of the Customer Web Site.

TODAY'S NEWS MINUTE
-------------------
Brief look at a key development in health.

HOPKINS ASK THE DOC
-------------------
Answers to readers medical questions from experts at Johns Hopkins.

HOPKINS Q&AS
------------
Insight from Johns Hopkins experts putting the latest developments in health in perspective. Q&A format.

TODAY IN HEALTH HISTORY
-----------------------
Brief fun and informative anecdotes from the history of medicine.

JOHNS HOPKINS HEALTH INSIDER
----------------------------
An inside look at the latest medical breakthroughs and practical advice from the Johns Hopkins Health Insider newsletter.

ADULT HEALTH ADVISOR
--------------------
Patient information on a variety of topics indexed from A to Z.

*POLLEN MAPS
------------
U.S. maps depicting overall air quality, overall pollen, grass pollen, weed pollen, tree pollen, plus lists of above data by city for more than 50 cities.

THE WEEK IN HEALTH
------------------
Conversational roundup of key health news of the previous seven days.

HEALTH ZONES
------------
High quality material written by Johns Hopkins and other branded sources.

NEWS
----
Daily news and information from a variety of sources.

SEARCH
------
Users can search for health information by keyword

DRUG SEARCH
-----------
Users can search for medication information

GENERAL INFOFINDER
------------------
A drop-down list that takes users directly to information on 40 diseases and conditions

PERSONAL RISK REPORT
--------------------
Provides users with an assessment of their health and advice on minimizing future risks

INTERACTIVE HEALTH
------------------
Quizzes, Radiology Gallery, Odometers and other interactive applications

HOSPITAL LOCATOR SEARCH
-----------------------
Users can search a national database of hospitals

USDA NUTRITION DATABASE
-----------------------
Readers can plug in different foods to find the nutritional value

ASK-THE-DOC
-----------
Users can access our featured Ask-the-Doc question and our Ask-the-Doc archive

DAILY DESKERCISE
----------------
Provides users each day with a different brief stretching exercise they can do at their desk

PROMOTIONAL TOOLS AND CONTENT
-----------------------------
Packages consisting of timely combination of copy, graphics and links. Topics range from news-driven to calendar and event-driven.

Typical packages may contain some or all of the following categories:

     . "See Also" a set of related links you can use to support a breaking news or calendar-driven story
     . "Stand-Alone" Text, graphics and related links packaged together that you can place on your site
     . "Special" Text, graphics and related links you can put on your site that also link to a larger co-brand or mini site on that topic created by InteliHealth, Women's Health or other timely topics may be incorporated.
     .    "Editorial Calendar", a look ahead at content and promotions we will
          --------------------
          be featuring throughout the next six months

MISCELLANEOUS

Custom and/or embargoed content incorporating above components specifically developed for Web MD may also be developed as mutually agreed to between both parties.

PROFESSIONAL CONTENT

The Professional Content may include the following and may be subject to periodic changes, additions, deletions and/or substitutions consistent with the intent of this agreement. This content may reside only on professional areas of the Customer Web Site.

NEWS
----
Daily news and information from a variety of sources.

RESOURCES
---------
Lists of links to quality resources for the health professional.

CONTINUING EDUCATION
--------------------
Continuing Education programs from a variety of sources.

SPECIALTY AREAS
---------------
Quality information written by InteliHealth or aggregated from a variety of high quality sources.

                                   EXHIBIT B

                             PERFORMANCE CRITERIA

1.   PERFORMANCE

     a) Average less than *** seconds response time for ***% of requests. Measures server response time only, not network transmission time.

     b) Average ***% up time. This would be exclusive of regularly scheduled maintenance. Scheduled maintenance is defined as maintenance for which 48 hours advance notice has been given for the required down time.

     c)   Post a mutually-acceptable message in the event of a system outage.

     d) InteliHealth will measure its performance against the foregoing criteria on a monthly basis.

2.   MONITORING/REPORTING

     a)   Provide details on the method used to monitor performance times.

     b) Provide quarterly reporting which details server up time with the following details per period:

          i)   average response time
          ii)  actual daily response time detail
          iii) average server up time
          iv)  actual daily server up time

     c) This information will be e-mailed to the appropriate contact within Customer on the first Monday of each quarter for the previous quarter's reports.

3.   ESCALATION PROCEDURES

     a) Notify Customer via the following e-mail addresses in case of a service outage:

          i)   webdev@webmd.net
          ii)  helpdesk@webmd.net

     b) Notify Customer within 30 minutes of InteliHealth's awareness of a service outage that lasts greater than 30 minutes. Status information to include:

          i)   reason for the outage
          ii)  ETA for service restoral

______________
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     c) If Customer experiences a service outage of greater than 30 minutes and has not been notified by e-mail by InteliHealth, Customer will contact the Senior System Administrator at InteliHealth by pager at page-noc@intelihealth.com and will be given the information listed
          -------------------------
          in 3.b).

     d) Continue to notify Customer with updated status for the duration of the outage.

     e)   Provide a monthly outage report.  This report should include:

          i)   the cause of the problem
          ii)  method used to correct the problem
          iii) measures InteliHealth will take to prevent further occurrences

4.   PENALTIES

     a) In the event that InteliHealth fails to meet the performance objective defined in Section 1(a) in any given month, a penalty of $*** will be due Customer.

     b) In the event that InteliHealth fails to meet the performance objective defined in Section 1(b) in any given month, InteliHealth will credit Customer an amount equal to: ***

     c) In the event that InteliHealth fails to meet the performance objective defined in Section 1(c) in any given month, a penalty of $*** will be due Customer.

     d) InteliHealth will pay the foregoing penalties (if any) on a quarterly basis, with payment accompanying each quarterly report.

     e) Failure by InteliHealth to meet these performance objectives for *** consecutive months or *** out of *** months shall constitute a breach of this Agreement and Customer will have the right to terminate this Agreement in accordance with the terms hereof. Customer agrees that the penalties and right of termination described above shall constitute Customer's sole and exclusive remedy, and InteliHealth's sole and exclusive obligation, for failure to meet the performance criteria described herein.

_______________
*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                                   EXHIBIT C

              INTELIHEALTH ADVERTISING AND SPONSORSHIP GUIDELINES

 .    InteliHealth, in all cases, maintains complete editorial independence in our writing. We do not allow advertisers, licensees or 3rd party sponsors to make changes to any content without InteliHealth's prior written consent.

 .    It must be clear that all advertisements and sponsorships are paid messages.

 .    All advertisements and sponsorships will be clearly separate from all health content.

 .    No advertising or sponsorships for firearms, alcohol, tobacco or pornographic products.

 .    InteliHealth will not sell any information to a third party that would allow it to identify an individual's medical condition(s). InteliHealth reserves the right to sell data that does not identify individual users, and to use the information in connection with its own products and services.

 .    The Health Home online store is provided as a service of InteliHealth. In accordance with our strict editorial policies, neither Johns Hopkins nor any other Information Providers endorse specific products on this service.

 .    InteliHealth content must be presented in a manner which does not imply endorsement of products or services, or any sponsors, advertisers, licensees, or any other third parties.

 .    Advertisements and sponsorships should not 1) diminish the reputation of
     InteliHealth or its partners or 2) diminish the quality of InteliHealth or its' partners content, products or services.

                                   EXHIBIT D

                         GENERAL TERMS AND CONDITIONS

1. For the purposes of these General Terms and Conditions, the term "Content" shall include all Content (as defined above) and any other content, information, software, tools or materials made available by InteliHealth or accessible on any InteliHealth service under this Agreement.

2. InteliHealth grants to Customer a nonexclusive, worldwide right to display the Content on the Customer Web Site in accordance with the terms of this Agreement. In addition, each party grants to the other a nonexclusive, nontransferable, royalty-free right to display the trademarks and logos made available by such party, subject to the terms of this Agreement and such party's standard trademark usage guidelines (a copy of which will be provided by each party). All other rights to a party's intellectual property shall remain with such party or its licensors.

3. Customer agrees not to modify or edit any Content without InteliHealth's prior written consent, provided that Customer may alter the format of the Content if necessary to display the Content appropriately so long as Customer does not alter in any way the text or substance of the Content. Customer may not display the final version of the Content on the Customer Web Site until InteliHealth has approved its release, and InteliHealth agrees not to unreasonably withhold such approval. If InteliHealth does not approve of the version of the Content as displayed on the Customer Web Site, InteliHealth will promptly notify Customer of the necessary modifications. Following such release, InteliHealth will promptly notify Customer of any changes which may become necessary to keep the Content accurate and current. If Customer is unable to effect these changes after using commercially reasonable efforts, Customer will promptly cease using the Content, unless otherwise agreed to by the parties. Notwithstanding anything in this Agreement to the contrary, InteliHealth reserves the right, in its sole discretion, to modify the publication schedule of the Content and/or to determine not to publish any Content.

4. Unless specified elsewhere in this Agreement, Customer will pay any fees due within thirty (30) days of its receipt of an Invoice, together with any usage information or other mutually agreed upon reporting. InteliHealth may cease delivery of Content in the event any payment is more than 30 days overdue. Customer will keep accurate records in connection with this Agreement which are sufficient for the calculation of the amounts due and will make such records available to InteliHealth and its representatives at the places where such records are customarily kept for inspection during normal business hours, provided that such inspections (a) occur only on reasonable advance notice, (b) do not occur more frequently than once every six (6) months during the term of this Agreement (and for one year thereafter), and (c) are conducted at InteliHealth's expense (unless such inspection reveals an underpayment by Customer of more than five percent (5%), in which case Customer shall reimburse InteliHealth for the cost of the inspection).

5. Customer agrees not to remove, conceal or reposition any copyright or other proprietary notice, legal disclaimer, or any credit-line or date-line contained in the Content (or otherwise create the impression that Customer is the owner of the Content). Customer agrees to use the Content in accordance with all applicable laws and the terms of this Agreement.

6. Notwithstanding anything to the contrary contained in this Agreement, InteliHealth may immediately remove any Content in whole or in part, in the event the Content or any portion of the Content: (i) becomes the subject of a claim that such Content infringes the ownership rights of any third party or that InteliHealth otherwise does not have the right to permit others to access such Content, (ii) depends on an agreement between InteliHealth and a third party, and such agreement is modified or terminated for any reason or breached by the third party and as a result InteliHealth is unable to continue to provide all or part of the Content upon terms reasonably acceptable to InteliHealth; (iii) becomes illegal or contrary to any applicable law; (iv) is no longer provided by InteliHealth generally to third parties; or (v) in InteliHealth's sole opinion, or in the opinion of any government regulatory authority, the provision of such Content materially jeopardizes the health or safety of any person using or relying upon the Content, in which case Customer will cooperate with InteliHealth to minimize the potential for jeopardy to human health or safety.

7. Within a reasonable time after expiration or termination of this Agreement (but in no event more than thirty (30) days), Customer will (a) remove all Content from its site and computers and otherwise return or destroy all materials or information provided to it hereunder, and, if requested by InteliHealth, Customer will certify as such to InteliHealth in writing, and
     (b) pay InteliHealth all amounts owed to it under this Agreement, prorated to the effective date of termination, if appropriate.

8. Each party (the "Indemnifying party") will indemnify, defend and hold harmless the other party and its affiliated companies from and against all claims, suits and proceedings and any and all related liabilities, losses, expenses, damages and costs (including, without limitation, reasonable attorneys' fees), including, without limitation, any third-party claims alleging infringement of any copyright, trademark or other intellectual property right or alleging libel, defamation or invasion of privacy, arising from the use of any Content, products, software, trademarks, logos or other materials or information (collectively, "Materials") (a) provided by the indemnifying party or (b) accessible on the indemnifying party's Web site or via a link from the indemnifying party's Web site, unless such Materials were originally provided by the other party.

     The indemnified party will: promptly notify the indemnifying party of any claim, suit, or proceeding for which indemnity is claimed; cooperate reasonably with the indemnifying party at the latter's expense; and allow to the indemnifying party to control the defense or settlement thereof. The indemnified party will have the right to participate in any defense of a claim and/or to be represented by counsel of its own choosing at its own expense. InteliHealth obligations under this section shall not apply to any claims to the extent such claims are based upon (a) use of any Materials that have been altered by

     Customer or any party other than InteliHealth, the combination of any Materials with any items not provided by InteliHealth, or the display of Materials in a manner not approved by InteliHealth in accordance with this Agreement, if such claim would not arisen but for such alteration, combination or display, or (b) use of any Materials after receiving notice from InteliHealth that such Materials may give rise to any such claim.

9. Neither party makes any representations, warranties or guarantees of any kind, either express or implied (including, without limitation, any warranties of merchantability or fitness for a particular purpose), with respect to (a) their respective Web sites, or the functionality, performance or results of use thereof, or (b) any content, software, templates, usage statistics, or other materials or information provided to the other party in connection with this Agreement.

10. Neither party will have any liability for any (a) special, indirect, incidental, consequential, or exemplary damages in connection with this Agreement or (b) damages of any type suffered or incurred by either party or any third party arising out of (i) any faults, interruptions or delays in delivery or displaying the Content, (ii) any use of or reliance on the Content by any person or (iii) any inaccuracies, errors or omissions in the Content. Each party's total liability for monetary damages shall not exceed the total amount of fees paid to InteliHealth hereunder. The foregoing limitations shall not apply to each party's rights or damage awards under applicable intellectual property laws.

11. During the term of this Agreement, and for a period of two years thereafter, each party shall retain in confidence any information provided to it by the other party and marked, labeled or otherwise designated as confidential or proprietary, unless the information sought to be disclosed
     (a) is publicly known at the time of disclosure, (b) is lawfully received from a third party not bound in a confidential relationship with the other party, (c) is published or otherwise made known to the public by the other party, (d) was generated independently without reference to the other party's confidential information, or (e) is required to be disclosed under a court order.

12. Neither party shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money) caused by an event reasonably beyond its control, including but not limited to, the infrastructure of the Internet, wars, riots, labor strikes, natural disasters or any law, regulation, ordinance or other act or order of any court, government or governmental agency.

13. Neither party will issue any press release or other public statement regarding this Agreement without the other party's prior written consent, except that InteliHealth may include Customer's name in any list of the participants in the Program. Notices delivered under this Agreement may be given by letter, facsimile or email (with hard copy confirmation) and will be effective when received. If any provisions of this Agreement are held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall continue in full force and effect. The parties hereto are independent contractors. This Agreement shall not create an agency, partnership, joint venture or any other form of legal association, and neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party. This Agreement contains the entire understanding of the parties with respect to the transactions and matters contemplated hereby, supersedes all previous communications, understandings and agreements (whether oral or written), and cannot be amended except by a writing signed by both parties. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania. The terms of Paragraph 4 through 13 will survive expiration or termination of this agreement.